UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

_____________________

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 13, 2006

WYNN RESORTS, LIMITED

(Exact name of registrant as specified in its charter)

Nevada	000-50028	46-0484987
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3131 Las Vegas Boulevard South Las Vegas, Nevada	89109
(Address of principal executive offices of each registrant)	(Zip Code)

(702) 770-7555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Agreement.

On November 13, 2006, Wynn Resorts, Limited (the "Registrant") announced that Jack Binion has agreed to serve on the Board of Directors of its subsidiary, Wynn Resorts (Macau), S.A., to cede his day to day management responsibilities and to begin providing consulting services to the Registrant with respect to development opportunities in Asia. The Registrant's press release, dated November 13, 2006, announcing the change of responsibilities for Mr. Binion, is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

In connection with the change in responsibilities, effective November 17, 2006, Worldwide Wynn, LLC, a wholly owned subsidiary of the Registrant, terminated the Employment Agreement, dated as of July 27, 2006 (the "Employment Agreement"), by and between Worldwide Wynn, LLC and Mr. Binion. Under the Employment Agreement, Mr. Binion served as Chairman of Wynn International Marketing, Ltd., with overall responsibility for all operational activities of the Registrant's Wynn Macau resort. The Employment Agreement had a term of three years, unless sooner terminated, and provided for a base salary of $1,500,000 per year and eligibility for an annual bonus. In addition, the Employment Agreement provided that Mr. Binion be awarded 500,000 restricted shares of common stock of the Registrant, 50% of which was to vest on the second anniversary of the effective date of the agreement, and the remainder was to vest on a pro rata basis each month thereafter until the third anniversary of the effective date of the agreement. As a result of the termination, in accordance with the terms of the Employment Agreement, none of the restricted shares vested, and Worldwide Wynn, LLC is not required to make any payments to Mr. Binion other than payment of his base salary and vacation pay accrued but unpaid through the termination date.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.02 of this report is incorporated herein by reference.

On November 13, 2006, the Board of Directors (the "Board") of the Registrant awarded to each of Ronald J. Kramer, President of the Registrant, and Marc D. Schorr, Chief Operating Officer of the Registrant, a special bonus in the amount of $1.5 million. In addition, on the same date, the Board increased Mr. Schorr's base salary to $1.75 million per year, effective as of November 13, 2006.

Item 5.03.	Amendment to Bylaws.

At the request of Stephen A. Wynn, Chairman and Chief Executive Officer of the Registrant, and Aruze USA, Inc., a corporation controlled by Kazuo Okada, a member of the Board, on November 13, 2006, the Board approved an amendment of the Registrant's bylaws that exempts future acquisitions of shares of common stock of the Registrant by either Mr. Wynn or Aruze USA, Inc. from Nevada's control share acquisition statute. The Nevada control share acquisition statute applies to any acquisition of a controlling interest in certain Nevada corporations, unless the articles of incorporation or bylaws of the corporation specify otherwise. Under the statute, a person who acquires or offers to acquire, directly or indirectly, (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more, of all the voting power in the election of directors of the corporation obtains only such voting rights in the shares as are conferred by a resolution of the stockholders of the corporation.

The amendment of the bylaws was considered and approved by the Audit Committee of the Board, which recommended its approval by the full Board. The amendment of the bylaws is filed as Exhibit 3.1 to this report and is incorporated herein by reference.

Item 8.01.	Other Events.

On November 13, 2006, the Board declared a special cash distribution of $6.00 per share on its outstanding common stock. This special distribution will be payable on December 4, 2006 to stockholders of record on November 23, 2006. The Registrant’s press release, dated November 13, 2006, announcing the special distribution, is filed as Exhibit 99.2 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
Exhibit No.	Description
3.1	Amendment to Bylaws of Wynn Resorts, Limited, dated November 13, 2006
99.1	Press Release, dated November 13, 2006, regarding Change in Responsibilities for Jack Binion.
99.2	Press Release, dated November 13, 2006 regarding Special Cash Distribution.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2006

WYNN RESORTS, LIMITED

By:	/s/ John Strzemp
John Strzemp Chief Financial Officer